Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
      PCAOB REGISTERED


August 10, 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re: Lake Forest Minerals, Inc.

Dear Sirs:

We were previously the principal auditors for Lake Forest Minerals, Inc. and we reported on the financial statements of Lake Forest Minerals, Inc. for the period from inception, June 23, 2008 to March 31, 2009. We have read Lake Forest Minerals, Inc.'s statements under Item 4 of its Form 8-K, dated August 10, 2009, and we agree with such statements.

For the most recent fiscal period through to March 31, 2008, there have been no disagreements between Lake Forest Minerals, Inc. and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,


/s/ Moore & Associates, Chartered
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Moore & Associates, Chartered
Las Vegas, Nevada




                 6490 West Desert Inn Road, Las Vegas, NV 89146
                        (702) 253-7499 Fax (702) 253-7501